ARTICLES OF INCORPORATION (“TEIKAN”) OF E&F CO., LTD.

Chapter 1 General Provisions

Article 1 (Corporate Name)

The name of the corporation is e-Learning Laboratory Co., Ltd.. (the "Corporation").

Article 2 (Purposes)

The purposes of the Corporation are as follows:

1.	Planning, designing, development, operations, maintenance, sales, management, consulting and contracted development business concerning IT system and internet system
2.	Training and education on operation and functions for computer software
3.	Implementation, designing, training and education, and maintenance of computer
4.	Contracted business for IT date processing
5.	Development, sales, export and lease of computer software, hardware and peripheral device
6.	Production and sales of publications
7.	Planning, development and sales of educational materials
8.	Brokerage and agency service for installment sales
9.	Sales of life insurance
10.	Agency business of damage insurance
11.	Any businesses incidental or relating to any of the preceding items

Article 3 (Head Office)

The Corporation makes its head office in Suita-city, Osaka, Japan.

Article 4 (Public Notice)

Public notice shall be given by way of publication in the Official Gazette.

Chapter 2 Stock

Article 5 (Authorized Number of shares)

The total number of shares of capital stock which the Corporation shall have authority to issue is eight hundred (800).

Article 6 (Restricted Shares)

1) In case of transfer of shares of the Corporation, the acceptance by the Corporation shall be required.

2) The means of acceptance in the preceding paragraph shall be the Company’s board of directors (the “BOD”).

Article 7 (Authorization of allotment of the Company’s shares)

In the event of offering the Company’s shares (including disposition of treasury shares) and subscription of share options, if shareholders granted authorization of allotment of shares or share options, subscription requirements, granting authorization of allotment of the Company’s shares or share options and execution date shall be determined by the resolution of the BOD.

Article 8 (Request of Shareholders’ Record)

If a shareholder requests to add his/her record to the shareholders’ list of the Corporation, shareholder recorded in the shareholders’ list and his/her successor shall sign or stump the prescribed document and request to the Corporation jointly. Notwithstanding the provisions of the preceding paragraph, if there are the matters specified by Ordinance of the Ministry of Justice, new shareholder may request independently.

Article 9 (Registration of Pledge or Trust Property)

If a pledgee requests to register his/her pledge or trust property, he/she shall sign or stump the prescribed document and request to the Corporation. The same shall apply to the removal of its registration in the preceding.

Article 10 (Application fees)

In case of the application prescribed in the preceding 2 paragraphs, prescribed fees shall be paid.

Article 11 (Record Date)

1) The Corporation shall determine the shareholders entitled to vote at annual meeting (“Record Shareholders”) to be shareholders as of its fiscal year end.

2) Notwithstanding the foregoing paragraph, when the Corporation is required to determine the entitled shareholders, the Corporation may determine the record date by the consent of majority of the board of directors.

3) If a shareholder acquire the voting rights to be exercised at the annual meeting after the record date and it does not violate the rights of the shareholders provided for in paragraph 1, all or a part of shareholders after the record date may be deemed as entitled shareholders at the annual meeting.,

Chapter 3 Meeting of Shareholders (the “Meeting”)

Article 12 (Meeting)

Only matters stipulated by the Companies Act or the Company’s articles of incorporation may be resolved at the meeting.

Article 13 (Convening)

The annual meeting of the shareholders shall be convened and held not later than three months after its fiscal year end. Special meetings shall be convened as required.

Article 14 (Chairman)

1) Except as elsewhere provided in laws and regulations, the President shall convene and preside at all Meeting.

2) If the President is unavailable, another director shall preside in order prescribed beforehand.

Article 15 (Voting)

1) The affirmative vote of the holders of a majority of the shares represented in person or by proxy shall be the act of the shareholders unless otherwise provided for in laws and regulations.

2) With respect to the resolution of Article 309, paragraph (2) of Japanese Companies Act, the shareholders of majority of the stock entitled to vote at the meeting, present in person or represented by proxy, shall constitute a quorum and the affirmative vote of the shareholders of two-thirds (2/3) of the shares represented in person or by proxy shall be the act of the shareholders.

Article 16 (Minutes)

Minutes of the Meeting shall record the result of the proceeding pursuant to the provisions of the Ordinance of the Ministry of Justice and chairman and directors present at the Meeting shall affix their name and seals or electronic signatures to the minutes.

Chapter 4 Other than the Meeting

Article 17 (Board of Directors)

The Company shall establish the board of directors (the “BOD”).

Article 18 (Number of Directors)

The number of directors shall be five (5) or fewer members.

Article 19 (Representative Director)

1) The Corporation shall determine one Representative Director by approval of the BOD.

2) Representative Directors shall be President and represent the Corporation.

Article 20 (Corporate Auditors)

The Company shall have the corporate auditors (the “Auditors”) and the number of auditors shall be two (2) or fewer members.

Article 21 (Elections)

1) Directors and Auditors shall be elected at the meeting of the shareholders which not less than one-third (1/3) of the shareholders entitled to vote at the meeting are present by affirmative vote of the holders of majority of the shares.

2) The method of election of the Directors shall not be cumulative voting.

Article 22 (Dismissal of Directors)

Directors shall be dismissed at the Meeting by two-third (2/3) or more of the shareholders entitled to vote.

Article 23 (Term of Office)

1) Directors shall hold their office until the annual meeting ten years later from their appointment. Auditors shall hold their office until the annual meeting ten years later from their appointment.

2) The term of office of Directors for filling a vacancy shall be the same as their predecessors’ remaining term.

3) The term of office of Directors for increasing in number shall be the same as other Directors’ remaining term.

4) The term of office of Auditors for filling a vacancy shall be the same as their predecessors’ remaining term.

Article 24 (Convening and Chairman of BOD)

1) Unless otherwise required by law, meetings of the BOD (the “BOD Meeting”)) shall be convened by the president.

2) Notice of the BOD meeting shall be given to each director at least five (5) days before the meeting. In case of any emergency, such period may be shortened.

3) BOD Meeting may be convened without the prescribed convening procedure by all directors’ consents.

Article 25 (Resolution of BOD meeting)

1) Resolution of the BOD Meeting shall be adopted by a majority vote at meeting where more than half of the directors entitled to vote are present.

2) If there is consent of all directors, in writing, matters shall be deemed as approved of the BOD.

Article 26 (BOD Minutes)

Minutes of the BOD Meeting shall be prepared pursuant to the provisions of the Ordinance of the Ministry of Justice and chairman and directors present at the BOD Meeting shall affix their name and seals or electronic signatures to the minutes.

Article 27 (Compensation)

Compensation of Directors shall be determined by resolution of shareholders’ meeting,

Article 28 (Liability)

1) If a director is without knowledge and negligence in performing his/her duties and it is deemed necessary in consideration of the cause of the liability and performance of a director, an exemption may be granted on the director’s liability for damages provided for in paragraph 1 of Article 423 under the Companies Act pursuant to a resolution of the BOD.

2) If the preceding resolution is adopted and the director has no objection to the exemption of matters and liability listed in each item in paragraph of Article 425 under the Companies Act, the director must notify shareholders that such objection will be stated within a certain period. However, such period cannot be less than one (1) month.

3) If shareholders having no less than two-hundred (2/100) of the votes of all shareholders (excluding the director subject to the liability) state objections during the period in the preceding paragraph, the Company may not effect the exemption pursuant to the provisions of the article of incorporation under the provisions of paragraph 1.

Chapter 5 Calculation

Article 29 (Fiscal Year)

The fiscal year of the Corporation shall be from October 1 to September 30.

Article 30 (Dividends of Surplus)

1) Dividends of surplus shall be paid to the shareholders or pledgees registered in the shareholders’ list as of its fiscal year end.

2) If dividends of surplus are not received for three years from date of payment, the Corporation shall be exempted from obligation of payment.

3) The Company may pay interim dividends by temporarily closing its account. Interim dividends shall be payed to the shareholders at the closing date.

Article 31 (Matters not Prescribed)

All the matters which are not prescribed in this Articles of Incorporation shall be regulated by Japanese Companies Act or laws and regulations.

I hereby certify that the above translation is true and accurate to the best of my knowledge.

Dated this 5h day of September, 2012

/s/ Tomoo Yoshida

Representative Director and President Tomoo Yoshida